MECHEL ANNOUNCES JORC SUMMARY OF ORE RESERVES AND RESOURCES

Moscow, Russia – August 8, 2011 - Mechel OAO (NYSE: MTL), one of the leading Russian mining and metals companies, announces a JORC summary of its ore reserves and mineral resources as of May 1, 2011.

Based on the review prepared by IMC Group Consulting Ltd., the total JORC Equivalent Coal Ore Reserves and Resources as of May 1, 2011 were 3,271 million tonnes and 4,373 million tonnes, respectively, while total JORC Equivalent Iron Ore Reserves and Resources as of May 1, 2011 were 267 million tonnes and 427 million tonnes, respectively.

Commenting on the announcement, Igor Zyuzin, Chairman of Mechel OAO’s Board of Directors and CEO of Mechel Mining OAO, said:

“We are delighted to announce the substantial JORC reserves and resources for the Company, demonstrating the quality of our mining asset base and positioning us as one of the largest metallurgical coal producers globally by reserves and resources. Our resource base is sufficient to ensure a dramatic increase in production of metallurgical coals and help consolidate Mechel Mining OAO’s position as one of the world’s largest coal producers and suppliers. We continue to focus on growing our mining business through development of our reserves including at Elga, where production will begin in August 2011 and is expected to reach 9 million tonnes a year by 2015 and 27 million tonnes a year by 2021. We will also look for opportunities to enhance our resource base beyond the existing portfolio, as well as adding more reserves through exploration and targeted acquisitions. In line with our stated strategy, we continue to evaluate the possibility of a public listing of the mining division of the Company, which we believe will enable Mechel Mining to have better access to capital, crystallize value for our shareholders and provide access to additional growth opportunities.”

The detailed reserves and resources summary is presented below:

Mechel Total JORC Equivalent Coal and Iron Ore Reserves and Resources as of May 1, 2011

Company	Mineral Resources		Ore Reserves
	Category	Thousand tonnes	Category	Thousand tonnes
Southern Kuzbass	Measured	1,104,323	Proved	573,853

	Indicated	503,950	Probable	109,447

	Total	1,608,273	Total	683,300

Yakutugol	Measured	2,014,686	Proved	1,947,520

	Indicated	483,553	Probable	491,818

	Total	2,498,239	Total	2,439,338

Mechel Bluestone	Measured	119,988	Proved	76,050

	Indicated	147,462	Probable	72,409

	Total	267,450	Total	148,459

Mechel Coal	Total	Measured	3,238,997	Proved	2,597,423

	Indicated	1,134,965	Probable	673,674

	Total	4,373,962	Total	3,271,097

Korshunov Mining	Plant (iron ore)	Measured	239,990	Proved	161,281

	Indicated	187,262	Probable	105,382

	Total	427,252	Total	266,663

Note Reserves include adjustments for loss and dilution modifying factors.

Mechel JORC Equivalent Coal Resources by Type as of May 1, 2011 (thousand tonnes)

Company	Category	Coking	Thermal	Anthracite	Brown	Total
Southern Kuzbass	Measured	383,345	579,664	141,314		1,104,323

	Indicated	174,937	264,526	64,488		503,950

	Total	558,282	844,190	205,801		1,608,273

Yakutugol	Measured	1,835,665	91,660		87,361	2,014,686

	Indicated	482,238	1,315		0	483,553

	Total	2,317,903	92,975		87,361	2,498,239

Mechel Bluestone	Measured	119,988				119,988

	Indicated	147,462				147,462

	Total	267,450				267,450

Mechel Coal Total	Measured	2,338,998	671,324	141,314	87,361	3,238,997

	Indicated	804,637	265,841	64,488	0	1,134,965

	Total	3,143,635	937,165	205,801	87,361	4,373,962

Mechel Mining JORC Equivalent Coal Reserves by Type as of May 1, 2011(thousand tonnes)

Company	Category	Coking	Thermal	Anthracite	Brown	Total
Southern Kuzbass	Proved	198,875	300,723	73,312		572,910

	Probable	37,992	57,449	14,005		109,447

	Total	236,867	358,172	87,317		682,357

Yakutugol	Proved	1,848,435	15,221		83,864	1,947,520

	Probable	491,278	540		0	491,818

	Total	2,339,713	15,761		83,864	2,439,338

Mechel Bluestone	Proved	76,050				76,050

	Probable	72,409				72,409

	Total	148,459				148,459

Mechel Coal Total	Proved	2,123,360	315,944	73,312	83,864	2,596,480

	Probable	601,680	57,989	14,005	0	673,674

	Total	2,725,040	373,933	87,317	83,864	3,270,154

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Mechel OAO
Ekaterina Videman
Phone: + 7 495 221 88 88
ekaterina.videman@mechel.com

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Mechel is one of the leading Russian companies. Its business includes four segments: mining, steel, ferroalloy and power. Mechel unites producers of coal, iron ore concentrate, nickel, steel, ferrochrome, ferrosilicon, rolled products, hardware, heat and electric power. Mechel products are marketed domestically and internationally.

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Mechel Mining OAO is a leading Russian coking coal producer as well as one of the world’s major coking coal concentrate producers. It focuses on production and sales of coking coal concentrate, iron ore concentrate and coke.

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Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of Mechel, as defined in the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. We wish to caution you that these statements are only predictions and that actual events or results may differ materially. We do not intend to update these statements. We refer you to the documents Mechel files from time to time with the U.S. Securities and Exchange Commission, including our Form 20-F. These documents contain and identify important factors, including those contained in the section captioned “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in our Form 20-F, that could cause the actual results to differ materially from those contained in our projections or forward-looking statements, including, among others, the achievement of anticipated levels of profitability, growth, cost and synergy of our recent acquisitions, the impact of competitive pricing, the ability to obtain necessary regulatory approvals and licenses, the impact of developments in the Russian economic, political and legal environment, volatility in stock markets or in the price of our shares or ADRs, financial risk management and the impact of general business and global economic conditions.